Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Master Subcontracting Framework Agreement

This Master Subcontracting Framework Agreement (“Framework Agreement”) signed and dated [______] (“Framework Effective Date”) is between International Business Machines Corporation (“IBM”) and Kyndryl, Inc. (“Kyndryl”) (each a “Party” and collectively, the “Parties”).

1.	Purpose

IBM and Kyndryl have entered into a Separation and Distribution Agreement, dated as of [______], 2021 (the “Separation Agreement”). In furtherance of the foregoing, the Parties contemplate that a subcontract relationship between the Parties will be necessary and desirable. The purpose of this Framework Agreement is to (i) set forth the general principles by which the Parties will establish subcontract relationships between them; (ii) provide a template for developing the subcontract for each particular engagement (“Subcontract Template”); and (iii) establish standard terms and approaches to be applied in the ordinary course of subcontracting between the Parties.

2.	General Principles

The following principles will generally apply to each subcontract (each a “Subcontract Agreement”) between the Parties entered into in support of a prime contract (“Client Agreement”) between a Party serving as prime contractor (“Prime”) and its client (“Client”):

a.	Either Party may be the Prime or the subcontractor (“Subcontractor”) with respect to any particular Client Agreement, and this Framework Agreement applies equally to each Party without regard to which Party is fulfilling which role. The Subcontract Agreement terms shall be reciprocal regardless of which Party is the Prime and which is the Subcontractor (i.e., “mutatis mutandis”), subject to the provisions set forth in section 4 (a) herein.

b.	The Subcontract Agreement will govern delivery of those services under the Client Agreement that are subcontracted by Prime to Subcontractor (the “Services”). For Subcontract Agreements with an Effective Date (as defined in the Subcontract Agreement) on or after the Distribution Date (as defined in the Separation Agreement), Prime will provide (or make available) to Subcontractor, relevant flow down terms necessary for Subcontractor to comply with its obligations under such Subcontract Agreements.

c.	To the maximum extent practicable, subcontract obligations are derivative of, and constrained by, the obligations of the Prime under the Client Agreement. As a general principle, the Subcontract Agreement should not be used as a vehicle to disproportionally shift risk or otherwise improve the position of the Prime as compared with its position realized by directly delivering the subcontracted Services.

d.	Each Party will work cooperatively in good faith to facilitate smooth performance of the Parties’ respective subcontract obligations.

e.	The Prime will be responsible for the relationship with the Client under the Client Agreement. The Subcontractor will support that relationship as provided in the Subcontract Agreement.

f.	These principles will apply to all subcontract relationships between affiliates of the respective Parties to this Framework Agreement and the Parties shall ensure that their respective affiliates enter into (i) Participation Agreements, and (ii) Local Subcontract Agreements, each as defined in Section 3.

g.	In discharging its obligations under the Subcontract Agreement, each Party is operating as an independent contractor, and nothing contained in the Framework Agreement or any Subcontract Agreement shall be construed to make either Prime or Subcontractor a partner, joint venturer, principal, fiduciary, agent, or employee of the other. Neither Party shall have any right, power or authority, express or implied, to assume or create any obligation of any kind on behalf of the other Party, to make any representation or warranty on behalf of the other Party, or to bind the other Party in any respect whatsoever.

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h.	Except as otherwise provided in a Subcontract Agreement, nothing herein shall prevent either Party from working with other service providers for (i) incremental or new scope relating to an existing Subcontract Agreement, or (ii) new Subcontract Agreements entered into after the Distribution Date, or otherwise restrict the other Party’s freedom of action to sell its goods or services to other Clients.

3.	Subcontract Agreement Template

The Parties will use the Subcontract Agreement Template (Attachment 1) to develop the Subcontract Agreement for each Client Agreement. The Subcontract Agreement Template will be customized to reflect the particulars of each associated Client Agreement as provided therein.

The Parties shall each cause their respective affiliates to enter into (i) a participation agreement (each, a “Participation Agreement”) in the form of Attachment 3, and (ii) a subcontract agreement (“Local Subcontract Agreement”) in support of each prime contract (“Local Client Agreement”) between an affiliate serving as prime contractor (“Prime Affiliate”) and its client in the form attached as Attachment 4 to this Framework Agreement. The Participation Agreement incorporates the terms of the Framework Agreement and will be customized to reflect any modifications to the Framework Agreement required by local law. The Local Subcontract Agreement Template will be customized to reflect the particulars of each associated Local Client Agreement as provided therein. The Parties will each ensure that all Participation Agreements and Local Subcontract Agreements incorporate the terms of this Framework Agreement by reference.

The Parties shall each ensure that their respective Affiliates in entering into Local Subcontract Agreements shall flow down the terms of the Local Client Agreements to which such Local Subcontract Agreements apply on the basis set forth in section 4(a) below.

Where the Parties’ affiliates enter into Local Subcontract Agreements the Parties shall each be liable for the compliance of their respective affiliates with the terms of the Local Subcontract Agreements entered into between such affiliates.

4.	Standard Terms/Approaches

Unless otherwise expressly agreed in a Subcontract Agreement or evidenced by an Applicable DOU, the terms and approaches set forth in this Section 4 will apply to the Subcontract Agreements. For purposes of this Framework Agreement and any applicable Subcontract Agreement, an “Applicable DOU” shall mean any active Documents of Understanding that support revenue splitting between IBM brands, including those amended by a mutually agreed PCR or RFS, and as reflected in corresponding pricing and quote to cash records (i.e., CFTS/IERP) that are in place as of the Distribution Date and applicable to the Services being subcontracted from Prime to Subcontractor with respect to such Client.

a.	Flow-Down Terms and Obligations from the Client Agreement

This section 4(a) describes terms or approaches to be applied in connection with the “flow-down” of obligations that Prime has under the Client Agreement. The flow-down terms set forth in this section 4(a) will apply unless (i) the Parties specify otherwise in the Subcontract Agreement, or (ii) a flow-down in this section 4(a) conflicts with an Applicable DOU, in which case the Applicable DOU shall apply. For Subcontract Agreements with an Effective Date prior to the Distribution Date (as defined in the Separation Agreement), Applicable DOUs shall be incorporated into such Subcontract Agreement by reference and shall become binding upon the Parties. In the event that the scope of Services or any related terms set forth in the Applicable DOU do not accurately reflect the scope of Services and related terms between the Parties, the Parties shall work together in good faith following the Distribution Date to resolve such inaccuracies which shall be documented as an amendment to the Subcontract Agreement.

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Topic	Standard Term or Approach
Substitution of Parties	As between the Prime and the Subcontractor, the Subcontractor and Prime will assume under the Subcontract Agreement the corresponding rights and responsibilities that the Prime and Client have, respectively, under the Client Agreement, but only to the extent relevant to Subcontractor’s scope of Services as defined in the Subcontract Agreement.
Client/Prime Policies	1.	“Client.” Obligations stated in the Client Agreement to comply with “Client” policies/procedures, etc. will continue to be read as a reference to those of the Client (i.e., not those of the Prime), provided that same shall only apply to the extent relevant to the Subcontractor’s scope of Services and to the extent Prime is obligated to comply. Prime is responsible for informing Subcontractor of any updates affecting Subcontractor and implementing the related change control procedures.
	2.	“Prime.” Obligations stated in the Client Agreement to comply with “Prime” policies/procedures, etc. will continue to be read as a reference to those of the Prime (i.e., not those of the Subcontractor), provided that same shall only apply to the extent relevant to the Subcontractor’s Services scope and that Subcontractor will be obligated to comply with same to the extent practicable or, where not practicable (e.g., references to “Prime’s” onboarding procedures), to comply with substantially equivalent terms.
Financial Terms	1.	General. As reflected in the Subcontract Agreement Template, the Subcontract Agreement will be customized to reflect the charges, resource unit definitions, minimum revenue or volume commitments, and other pertinent financial details tailored to the Subcontractor’s scope of Services. The pricing schedule (i.e., the actual charges and rates) included in the Subcontract Agreement will reflect the agreed financial arrangements between Prime and Subcontractor (i.e., the charges under the schedule will be specific to the pricing by Subcontractor to Prime) and will be independent of the pricing schedule in the Client Agreement. For Subcontract Agreements with an Effective Date prior to the Distribution Date, if an Applicable DOU or DOUs exist for such Client with respect to the Subcontracted Services, then such DOUs shall be used in lieu of a pricing schedule.
	2.	[***].
	3.	Invoicing. Subcontractor shall invoice Prime for the Services monthly. For Subcontract Agreements with an Effective Date prior to the Distribution Date, the Parties shall use the form of invoice currently used between Client and Prime. For Subcontract Agreements with an Effective Date on or after the Distribution Date, each Subcontract Agreement will specify the form of invoice between Prime and Subcontractor.
	4.	[***]. Prepaid Services must be used within the applicable period.
	5.	Disputed Charges/Permitted Withholding. Without regard to the terms of any corresponding provision of the Client Agreement, Prime may withhold amounts otherwise payable to Subcontractor in accordance with the “Permitted Withholding” section of section 4(b).

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Topic	Standard Term or Approach
Performance Management (SLA Methodology)	1.	General. As reflected in the Subcontract Agreement Template, the Subcontract Agreement will be customized to reflect the Service Level definitions, obligations, and other pertinent Service Level-related details tailored to the Subcontractor’s scope of Services. For Subcontract Agreements with an Effective Date prior to the Distribution Date, if an Applicable DOU or DOUs exist for such Client relating to Service Levels with respect to the Subcontracted Services, then such DOUs shall be used in lieu of a Service Level schedule.
	2.	Service Level Credits. Service Level Credits will be flowed down from the Client Agreement, but with credit percentages and amount at risk allocated in the manner set forth in the Subcontract Agreement or an Applicable DOU.
	3.	Service Levels. Service Levels for which Prime and Subcontractor have shared responsibilities are to be discouraged and whenever practical broken down into Service Levels specific to each Party’s responsibilities, but to the extent they exist, fault for Service Level failures will be allocated on the basis of proportional responsibility.
	4.	Modifications. If Client adjusts the Service Level provisions of Client Agreement in accordance with the provisions of the Client Agreement, Prime can correspondingly adjust the Service Level provisions of the Subcontract Agreement (on comparable terms), but not otherwise unless agreed by Prime and Subcontractor through the change control procedures of the Subcontract Agreement.
Limitations of Liability	1.	Caps/Exclusions/Waivers/Indemnification etc. For Subcontract Agreements with an Effective Date (as defined in the Subcontract Agreement) prior to the Distribution Date, limitation of liability caps in the Client Agreement (including additional, extended, or sub-caps or any exclusions/waivers/indemnification etc.) shall apply to the Subcontractor Agreement in proportion to the Subcontractor’s revenue. For example, if the Client Agreement has a direct damage cap of 12 months or a fixed amount of money, whichever is greater, the Subcontractor’s liability shall be 12 months of the applicable Subcontractor revenue or the fixed amount proportional to the revenue attributable to the Subcontractor. For Subcontract Agreements with an Effective Date on or after the Distribution Date, the same rule will apply unless the Parties specify otherwise in the Subcontract Agreement; provided, however, that any exclusions from liability caps in the Client Agreement associated with damages attributable to abandonment will not apply with respect to project work under the Subcontract Agreement unless otherwise agreed to by Subcontractor. However, any exclusion of liability (e.g. consequential/punitive damages) or enhancement of liability shall be flowed through to the arrangement between Prime Contractor and Subcontractor. For example, if Prime indemnifies Client for Prime’s willful misconduct, Subcontractor will do the same for the Prime for its own willful misconduct. It the cap doesn’t protect Prime for Prime’s fraud or violation of IP rights, Subcontractor will similarly not be protected for its fraud or violation of IP rights.
	2.	Allocation of Liability. Liability attributable to failures for which each Party is partially at fault shall be allocated between the Parties in proportion to their respective proportional fault.
Compliance with Laws	References to “Customer Laws” and “Supplier Laws” in the Client Agreement will be retained as such in the Subcontract Agreement, provided that, for purposes of the Subcontract Agreement, “Supplier Laws” will apply to the Subcontractor to the extent applicable to Subcontractor’s performance of the Services.
Changes	1.	Prime shall not agree to any modifications to the Client Agreement affecting the Subcontractor’s scope, obligations, resource requirements or performance of Services without the Subcontractor’s consent (and, where practicable, the Subcontractor’s participation and input).
	2.	With respect to Client-requested or directed changes, Prime’s request or direction to Subcontractor will be limited to the Client’s request or direction to Prime to the extent it affects Subcontractor’s scope of Services, responsibilities or obligations and will be implemented in accordance with the change control procedures of the Subcontractor Agreement.

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Topic	Standard Term or Approach
	3.	Where Prime is obligated to comply with a change request under the Client Agreement, Subcontractor will be obligated to comply with Prime’s request to the extent necessary to allow Prime to so comply. This change will be implemented in accordance with the change control procedures of the Subcontractor Agreement.
	4.	Prime will flow down to Subcontractor the benefit of any change-related adjustments under the Client Agreement (to the extent relating to Subcontractor’s scope of Services).
	5.	Prime will permit Subcontractor to reasonably participate in formulating change requests relating to Subcontractor’s scope of Services to the extent Prime is permitted to request such changes under the Client Agreement.
Notice Periods	Where the Client Agreement requires or permits notices to be given by Prime within a specified time period, the Parties shall work together in good faith to ensure that the Prime can comply in a timely manner. Where Prime receives a notice from Client that requires action to be taken by Subcontractor, Prime will provide the corresponding notice to Subcontractor as soon as practicable following the Prime’s receipt of notice from Client.
Governance/Disputes	1.	General. The Governance provisions of the Client Agreement shall remain generally applicable to Prime, with the applicable support to be provided by Subcontractor.
	2.	Committees. Governance Committees under the Client Agreement and associated members shall be Prime personnel unless otherwise agreed by the Client.
	3.	Documentation. Governance documentation, including the Process and Procedures Manual, shall be replicated between Prime and Subcontractor to the extent required for Prime to conform to the existing Governance procedures and processes with the Client.
	4.	Disputes. The Dispute Resolution Provisions of the Client Agreement shall apply as between Client and Prime, with appropriate support given to Prime from Subcontractor.
Human Resource Provisions	1.	Subcontractor Personnel. To the extent that the Client Agreement defines Supplier Personnel to include “Subcontractor Personnel,” the Client Agreement terms so referenced shall expressly apply to Subcontractor and its personnel.
	2.	Key Personnel. All Key Personnel positions under the Client Agreement shall be staffed by Prime unless otherwise agreed by Client and Subcontractor.
	3.	Affected/Transferred Client Personnel. There are no requirements on the part of Subcontractor to hire Client Personnel or engage Client contractors unless otherwise specified in the Subcontract Agreement.
Confidential Information	As between Prime and Subcontractor, “Confidential Information” shall also be deemed to include confidential information of Client in accordance with any applicable definition of same in the Client Agreement.
Intellectual Property	Subcontractor will grant to Prime the rights in Subcontractor’s IP necessary for Prime to fulfill Prime’s obligations to Client under the Client Agreement with respect to such IP (and only those rights, unless expressly stated to the contrary in the Subcontract Agreement). Prime and Subcontractor IP shall be clearly identified in the Subcontract Agreement. Prime will grant to Subcontractor the rights in Prime’s IP or a sublicense to Client’s IP as necessary for Subcontractor to perform the subcontracted Services.

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Topic	Standard Term or Approach
Data Processing Terms	The applicable Data Processing Addendum (“DPA”) and any applicable corresponding DPA Exhibit(s) including the Client Agreement.
Personal Data	As between Prime and Subcontractor, “Personal Data” shall be deemed to include personal data of Client in accordance with any applicable definition of same in the Client Agreement
Data Protection Law	As between Prime and Subcontractor, “Data Protection Law” shall be deemed to include data protection law or data privacy law in accordance with any applicable definition of same in the Client Agreement
Termination	1.	Permitted Termination. Prime may terminate the Subcontract Agreement in whole or in part to the extent Client has terminated the Client Agreement or Subcontractor portion thereof, and on corresponding terms, provided, however, that a termination of the Prime Contract by Client for material breach shall be considered a termination of the Subcontract Agreement by Prime for convenience unless Subcontractor is itself in material breach of the Subcontract Agreement. In the event of such termination for convenience, Prime shall pay to Subcontractor Termination Charges set forth in paragraph 2 below without regard to whether Prime shall be entitled to recover such charges from Client.
	2.	Termination Charges. To the extent the Client Agreement permits recovery of such items by Prime with respect to the subcontracted Services or if the termination of the Subcontract Agreement is deemed a termination for convenience in accordance with paragraph 1, Subcontractor will be entitled to: [***].
Assignment/ Subcontracting	1.	For Subcontract Agreements with an Effective Date prior to the Distribution Date, the assignment and subcontracting terms of the Client Agreement will apply to the Subcontract Agreement, with substitution of Prime and Subcontractor as the relevant parties.
	2.	For Subcontract Agreements with an Effective Date on or after the Distribution Date, the presumptive Subcontract Agreement terms will be as follows:
		(a)	Each Party will have the right to assign, novate, or replicate the Subcontract Agreement or to assign or delegate its duties under the Subcontract Agreement to (i) an affiliate capable of providing reasonable assurances of future performance; or (ii) a successor in interest by sale, merger, divestiture, or other corporate reorganization. Further, either Party may assign its right to receive payments under the Subcontract Agreement without further approval of the other Party.
		(b)	Subcontractor may further subcontract its obligations (including to Subcontractor affiliates) without additional Prime approval, provided that:
			(i)	Subcontractor will remain responsible for the performance of any such subcontractor;
			(ii)	as between the Parties, Subcontractor will be solely responsible for the selection and management of any such subcontractor;
			(iii)	Subcontractor will ensure any such subcontractor is committed to standards of care and performance no less stringent than applicable to Subcontractor under the Subcontract Agreement for the Services; and
			(iv)	The Subcontract Agreement will include a list of Subcontractor subcontractors, which list may be updated by Subcontractor as appropriate.

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Topic	Standard Term or Approach
Transformation and Innovation Plans	The current and planned Transformation and Innovation plans and initiatives shall be allocated to the appropriate Prime or Subcontractor for execution. If there are no specific charges for the related activities in the Client Agreement, the Subcontract Agreement shall specify Subcontractor’s charges to Prime associated with Subcontractor’s portion of such activities. Subcontractor shall not be responsible for any plan credits if the associated plan does not provide specific charges.
Insurance	For each Subcontract Agreement, Subcontractor shall provide to Prime a certificate of coverage, satisfactory to Prime, evidencing that such coverage is in compliance with the insurance requirements set for in the Client Agreement.

b.	Subcontract Agreement Terms Not Dependent Upon Client Agreement

This section 4(b) describes terms or approaches relating to aspects of the Parties’ relationship that are independent from obligations derived from the Client Agreement. To the extent that any terms or information set forth in this section 4(b) are required, but not included in a Subcontract Agreement on its Commencement Date, the Parties will work together in good faith to update the Subcontract Agreement to include such required terms or information as soon as practicable after such Commencement Date. Notwithstanding the foregoing, the Governance provisions set forth below shall be included in any applicable Subcontract Agreement prior to such Subcontract Agreement’s Commencement Date.

Topic	Standard Term or Approach
Governance	1.	Contract Executives. Each Party shall appoint an individual to serve as the primary representative of such Party for the Subcontract Agreement (each, a “Contract Executive”). Each Contract Executive shall (a) have overall responsibility for managing and coordinating the performance under the Subcontract Agreement of the Party that appointed him or her; and (b) be authorized to act for and on behalf of such Party under the Subcontract Agreement subject to its terms.
	2.	Notices. The Subcontract Agreement will specify the positions and addresses to which notices required or permitted under the Subcontract Agreement should be directed.
Changes	1.	Either Party may propose changes or modifications to the Subcontract Agreement not resulting from changes generated through the Client Agreement. Any such changes will be considered in good faith but will require mutual agreement of the Parties, such approval not to be unreasonably withheld.
	2.	The Parties shall document a change control procedure to be implemented upon any change to the Subcontractor Services or the associated terms, conditions or responsibilities.
[***]	[***].
Termination	1.	Without limitation on Prime’s ability to terminate in whole or in part the Subcontract Agreement in the event the Client terminates the Client Agreement as provided above, either Party may terminate the Subcontract Agreement as of the date given in a written notice of termination (such date to be no later than ninety (90) days after the date of the written notice) if the other Party commits a material breach of the Subcontract Agreement that is uncured within thirty (30) days of detailed written notice, provided: (i) if the material breach is not curable within thirty (30) days, but is curable within sixty (60) days and the breaching Party diligently works to effectuate such cure, the breaching Party will have an additional thirty (30) days (total of sixty (60) days) to cure such material breach; and (ii) the notice of termination must be given within ninety (90) days after the event forming the basis for the termination right (provided that Prime’s failure to provide notice in accordance with this clause (ii) shall not affect Prime’s right to provide notice of termination in connection with a termination of the Client Agreement, in which case Prime shall notify Subcontractor promptly after receiving from or providing to Client a written notice of termination).

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Topic	Standard Term or Approach
	2.	Without regard to whether such failure would otherwise be deemed to be a material breach of the Subcontract Agreement, Subcontractor may terminate the Subcontract Agreement as of the date given in a written notice of termination if (i) Prime fails to pay amounts due under the Subcontract Agreement in excess of the time period specified for payment as set forth in the Client Agreement after such amounts are due; or (ii) to the extent Prime is permitted to withhold disputed amounts in accordance with a Disputed Charges flow-down provision, Prime fails to comply with any such Disputed Charges provision, provided in either case Prime fails to cure such failure within thirty (30) days of Subcontractor’s notice. Without regard to the basis for Prime’s or Subcontractor’s termination of the Subcontract Agreement (including whether or not the termination of the Subcontract Agreement follows a termination of the Client Agreement), Subcontractor will provide termination/expiration assistance to Prime in accordance with the terms of the Client Agreement as applied between Prime and Subcontractor.
No Setoff	Neither Party may set-off, or attempt to set-off, any payments due to the other Party under the Subcontract Agreement by any amounts the first Party may owe the other under other agreements between the Parties, nor set off payments for undisputed products, services, or charges against disputed products, services, or charges.
Solicitation and Hiring	Neither Party's personnel who have been involved in the performance of the Services shall, without the other Party's approval, solicit for employment, directly or indirectly, any employee of the other Party who has been involved in the provision of the Services and who the soliciting Party's personnel identified as an employment candidate through such employee’s involvement in the Services. This prohibition shall apply during the period of each such employee’s involvement in the Services and for a period of twelve (12) months thereafter. This provision shall not operate or be construed to prevent or limit (i) an employee’s right to practice their profession or to utilize their skills for another employer or to restrict any employee’s freedom of movement or association or (ii) the solicitation of employees through general advertisement.
Anti-bribery	Both Parties will be familiar and will strictly comply with all laws and regulations on bribery, corruption, and prohibited business practices. Each Party and its affiliates will not, for the purpose of influencing or inducing anyone to influence decisions in favor of the other party or its affiliates, offer, promise or make or agree to make, directly or indirectly, (a) any political contributions of any kind or any payment to or for the benefit of any public official, whether elected or appointed, (b) any payments for gifts, meals, travel or other value for a government employee or his/her family members or (c) any payments or gifts (of money or anything of value) to anyone. Any Party breaching this section shall reimburse the receiving party for any such political contributions, payments or gifts.
GBS Rate Card	Upon Kyndryl’s request, IBM agrees to make available resources at the rates set forth in the Rate Card in Attachment 5 (to the extent such resources are available), subject to the terms and conditions set forth therein.

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Topic	Standard Term or Approach
Dispute Resolution	In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Framework Agreement or otherwise arising out of or related to this Framework Agreement or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (collectively, “Disputes”), the Party raising the Dispute shall give written notice of the Dispute (a “Dispute Notice”), and the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt of the Dispute Notice; provided, further, that in the event of any arbitration in accordance with the provisions set forth below, (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this Framework Agreement relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such Arbitration has been resolved. As used in this Section, “Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal; and “Governmental Authority” means any federal, state, local, foreign, international or multinational court, government, quasi-government, department, commission, board, bureau, agency, official or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.
Binding Arbitration

If any Disputes have not been resolved for any reason after the Negotiation Period set forth above, then to the fullest extent permitted by applicable law such Dispute may be submitted by either Party to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a)   The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules.

(b)   The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c)   For the avoidance of doubt, by submitting their Dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration, the jurisdiction of the Arbitral Tribunal (Including the scope of this agreement to arbitrate and the extent to which a Dispute is within that scope), and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

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Topic	Standard Term or Approach

(d)  Without derogating from Subsection (e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an emergency arbitrator appointed in the manner provided for in the Rules (the “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator.

(e)   The Arbitral Tribunal shall have the power to grant any remedy or relief that is in accordance with the terms of this Framework Agreement, including temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Framework Agreement, nor any right or power to award punitive, exemplary, enhanced or treble damages.

(f)    The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g)   Arbitration under this Section shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party.

(h)   The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents or evidence submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Subsection (h) (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

(i)    Unless otherwise agreed in writing, the Parties shall continue to provide Services and honor all other commitments under this Framework Agreement during the course of dispute resolution set forth above with respect to all matters not subject to such dispute resolution.

Independent IP	As between the Parties: (i) each Party will retain all right, title, and interest in intellectual property owned by it prior to the Effective Date of the Subcontract Agreement or created by such Party independently of the Subcontract Agreement, together with any and all copyright, patent, trade secret, and other intellectual property and proprietary rights therein or in any derivative works thereof; and (ii) neither Party will enter into any agreement with a third party in derogation of such right, title, and interest of the other Party. For clarity, this provision shall not affect the Parties’ respective commitments in furtherance of the Prime’s or Subcontractor’s obligations to deliver intellectual property to the Client under the Client Agreement.

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Topic	Standard Term or Approach
Other	The Parties will review the Client Agreement to determine whether any additional modifications to otherwise applicable flow-down terms are warranted given the scope of Subcontractor’s Services (e.g., audit requirements deemed incongruous with the Services). The Parties will document any such mutually agreed exceptions in the Subcontract Agreement.
Taxes

All charges referred to in this Framework Agreement are expressed as exclusive of all applicable Indirect Taxes. If any Indirect Taxes are payable in relation to any goods, services or other supplies made under or in connection with this Framework Agreement or a Subcontract Agreement, including the provisioning and fulfillment of such supplies (i) the applicable Indirect Taxes shall be added to any charges payable by Prime; (ii)  Subcontractor shall issue an invoice or other billing documentation to Prime that complies with Applicable Tax Laws; and (iii) as applicable, Prime shall pay or reimburse the amounts of such Indirect Taxes to Subcontractor on or before the due dates for satisfaction of such invoices. Indirect Taxes means value added, goods and services, consumption, sales, use, revenue and/or turnover taxes calculated as a percentage of gross revenue (excluding income taxes calculated on net income or profit), telecommunications, financial transaction, digital services, export and import taxes or duties, stamp, registration, documentary and property taxes and any other similar charges or contributions, including surcharges on the aforementioned taxes, in each case imposed, collected or assessed by, or payable to, a tax authority or other Governmental Agency.

Prime warrants that, if applicable, it is registered for Indirect Taxes in the jurisdiction where Prime is established and in the end user country as the local law requires, and that it purchases the Subcontractor services for resale only to the end user. To the extent required or provided by local laws in the country or territory where the Services or products are delivered, Prime should collect and remit any taxes imposed or assessed by, or payable to, a tax authority or governmental authorities and agrees to indemnify and hold harmless Subcontractor and its affiliates and their respective officers, directors, employees and agents, against all liabilities, damages, losses, costs and expenses if Prime fails to pay timely all such taxes due on their supply to the end user, in accordance with applicable laws. Any sums payable by Prime to Subcontractor shall be paid without subtractions, deductions or withholdings of any kind, including (without limitation) taxes. Subcontractor is not responsible for the remittance, reporting or recovery of any taxes and duties payable in relation to the Client Agreement. This responsibility remains between Prime and Client.

In the event that local laws or regulations could require the Subcontractor contracting entity to register for Indirect Taxes in any overseas jurisdiction/jurisdictions, Prime and Subcontractor will discuss an alternative charge construct, or appropriate next steps. For the avoidance of doubt, nothing in this clause shall be construed to imply that either Party is a general tax advisor to the other Party.

Prime will pay the charge to Subcontractor net of the required withholding or deduction and shall account for the amount so deducted or withheld to the relevant tax authority. Prime will supply to Subcontractor evidence to the reasonable satisfaction of Subcontractor that Prime has accounted to the relevant tax authority for the amount withheld or deducted and will provide all such reasonable assistance as may be requested by Subcontractor in recovering the amount withheld or deducted. In the event that a double taxation treaty applies which provides for a reduced withholding tax rate (including a complete exemption from withholding tax), Prime shall take all reasonable steps to ensure that such reduced withholding is applied.

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Master Subcontracting Framework Agreement

5.	Data Processing

The applicable Data Processing Terms specified in the Client Agreement shall be incorporated by reference into each applicable Subcontract Agreement and any applicable Local Subcontract Agreement in accordance with the Subcontractor’s scope of Services set forth in the Exhibits thereto or specified by the Applicable DOU, and shall become binding upon the Parties. Prime will provide (or make available) to Subcontractor the relevant “flow-down” Data Processing Terms specified in the Client Agreement, that are necessary for Subcontractor to comply with its obligations under the Subcontract Agreement and any applicable Local Subcontract Agreement.

6.	Framework Agreement General Terms

6.1	Term. This Framework Agreement shall commence on the Framework Effective Date and shall remain in effect until the later of: (i) the effective date of termination specified in a written notice from one Party to the other (such effective date to be not less than ninety (90) days after the date of notice; and (ii) the date upon which the last Subcontract Agreement subject to the terms of the Framework Agreement is terminated or expires.

6.2	Changes. No change to this Framework Agreement will be valid unless signed by an authorized representative of each Party. Unless otherwise expressly agreed in writing, no such change shall alter obligations under then-existing Subcontract Agreements.

6.3	Severability. In the event that any provision of this Framework Agreement is held to be invalid or unenforceable, the remaining provisions of this Framework Agreement remain in full force and effect.

6.4	Counterparts. This Framework Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Framework Agreement made by reliable means is considered an original.

6.5	Execution. In order to be effective, a Subcontract Agreement must be approved and executed by both Parties. Notwithstanding the foregoing, any Subcontract Agreement listed on Attachment 2 to this Framework Agreement on the Framework Effective Date shall be deemed to be executed concurrently with the execution of this Framework Agreement. If there is a conflict among the terms of this Framework Agreement and any Subcontract Agreement, the terms of such Subcontract Agreement shall prevail over those of this Framework Agreement.

6.6	Applicable DOUs – Extraneous Terms. The Parties acknowledge that certain Applicable DOUs incorporated herein and in the Subcontract by reference contain extraneous terms that are not applicable to this Framework Agreement or the Subcontract Agreements. As such, for purposes of this Framework Agreement and a Subcontract Agreement:

6.6.1	Any Applicable DOU that makes reference to a “DOU” or “Document of Understanding” shall be read to mean “SOW” or “Statement of Work”, respectively;

6.6.2	Any reference to “Internal Use Only” shall be deleted;

6.6.3	Any reference to “IBM Confidential” shall be read to mean “IBM and Kyndryl Confidential;”

6.6.4	Any Applicable DOU with strike-through text (e.g., ~~strike-through~~) shall be deleted and all other text shall be read in the context of its plain meaning;

6.6.5	Any Applicable DOUs with incorrect references to the Client Agreement Documents shall be corrected by mutual agreement of the Parties;

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Master Subcontracting Framework Agreement

6.6.6	Any Applicable DOUs referencing (a) revenue splitting terms, (b) IBM internal billing or accounting codes, (c) IBM’s revenue splitting checklist, or (d) “green” or “blue” dollar revenue terms, shall be disregarded;

6.6.7	Any reference to “GTS” should be read as “Kyndryl;” any reference to “GBS” should be read as “IBM”. Any reference to “IBM” should be reviewed to determine the appropriate reference (“IBM” or “Kyndryl”);

6.6.8	Any references to “LBL” and “PBL” should be confirmed to be consistent with the Parties associated with “Prime” and “Subcontractor” under this Framework Agreement;

6.6.9	Any reference to provisions related to Signings/Bookings Recognition and Revenue Recognition will not apply to the Subcontract Agreement;

6.6.10	Any reference to the Prime’s provision of executed contract documents will be limited to the contents of such documents as are required from the Subcontractor for the Prime to meet its Client responsibilities and obligations; and

6.6.11	Any dispute between the Parties with respect to an Applicable DOU shall be addressed by the dispute terms set forth in Section 4.b. above.

6.7	Entire Agreement. This Framework Agreement, including, as applicable, Participation Agreements, Subcontract Agreements and associated Attachments executed pursuant to the terms of this Framework Agreement, and any Applicable DOUs, is the complete agreement between the Parties and replaces any prior oral and/or written communications between the Parties concerning this subject matter, and neither Party has relied or is relying upon any representation made by or on behalf of the other that is not specified in the Framework Agreement or such Subcontract Agreement.

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IN WITNESS WHEREOF, the Parties have each caused this Framework Agreement to be signed and delivered by its duly authorized representative.

Agreed to:	Agreed to:

International Business Machines Corporation	Kyndryl, Inc.

By	By
Authorized Signature	Authorized Signature

Name (type or print):	Name (type or print):

Date:	Date:

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